SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, as amended (the "1940 Act") and in connection with such notification of registration submits the following information:

                _________________________________________________

                                      Name:

                                 Conestoga Funds

                      Address of Principal Business Offices
                     (No. & Street, City, State, Zip Code):

                                Five Tower Bridge
                              300 Barr Harbor Drive
                                    Suite 560
                           West Conshohocken, PA 19428

                     Telephone Number (including area code):
                                 (800) 320-7790

                Name and address of agent for service of process:
                              Carl Frischling, Esq.
                      Kramer, Levin, Naftalis & Frankel LLP
                                919 Third Avenue
                            New York, New York 10022

Check Appropriate Box:

      Registrant is filing a Registration  Statement  pursuant to Section 8(b)
of the 1940 Act concurrently with the filing of Form N-8A:  Yes  X     No  ___
                                                                 --

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                                   SIGNATURES

      Pursuant to the requirements of the 1940 Act, the Registrant has caused this notification of registration to be duly signed on its behalf in the Borough of West Conshohocken and Commonwealth of Pennsylvania on this 18th day of June, 2002.

                                     CONESTOGA FUNDS
                                     (Name of Registrant)


                                     By: /s/ Carl Frischling
                                         -------------------------------
                                     Name:  Carl Frischling
                                     Title: Trustee


Attest:/a/ Omar A. Karim
       ---------------------------
       Name:  Omar A. Karim
       Title: Trustee